Exhibit 99.1

NEWS

NEWS

NEWS

4 Parkway North, Suite 400
Deerfield, IL 60015

Contact:	Charles A. Nekvasil
Director, Public and Investor Relations
847-405-2515 — Cnekvasil@cfindustries.com

CF Industries Holdings, Inc. Reports Net Earnings of $62.7 Million,

Or $1.28 Per Diluted Share, For First Quarter 2009

First Quarter Highlights

•                  Net sales were $680.6 million, up 2 percent from $667.3 million in first quarter 2008.  Total volume increased 3 percent to 1.8 million tons.  Nitrogen volume was flat and phosphate volume, driven by international sales, increased 12 percent.

•                  Operating earnings totaled $123.7 million, down from $251.6 million in first quarter 2008.

•                  Net earnings (attributable to common stockholders) were $62.7 million, or $1.28 per diluted share, down from $158.8 million, or $2.76 per share, in first quarter 2008.

•                  First quarter results included $48.6 million in non-cash, pre-tax unrealized gains, or $0.60 per diluted share on an after-tax basis, from mark-to-market adjustments on natural gas derivatives.  The gains compare to $69.6 million in non-cash, pre-tax unrealized gains, or $0.78 per diluted share on an after-tax basis, from mark-to-market adjustments included in first quarter 2008 results.

•                  First quarter results also included $24.3 million of inventory write-downs associated with declines in potash selling prices, or $0.30 per diluted share on an after-tax basis, and $20.0 million, or $0.25 per diluted share on an after-tax basis, related to proposed business combinations and development of the company’s Perú project.

Outlook

•                  Long-term fundamentals supporting growing global demand for coarse grain continue to be positive, as does the outlook for 2009 U.S. corn acreage.

Deerfield, Illinois – (BusinessWire) – April 23, 2009: CF Industries Holdings, Inc. (NYSE: CF) today reported first quarter 2009 net earnings (attributable to common stockholders) of $62.7 million, or $1.28 per diluted share. This represents a 61 percent decrease from the $158.8 million, or $2.76 per diluted share, the company earned in the first quarter of 2008.

First quarter results included $48.6 million in non-cash, pre-tax unrealized gains, or $0.60 per diluted share on an after-tax basis, from mark-to-market adjustments on natural gas derivatives.   The gains compare to $69.6 million in non-cash, pre-tax unrealized gains, or $0.78 per diluted share on an after-tax basis, from mark-to-market adjustments included in first quarter 2008 results.

For the quarter, net sales totaled $680.6 million, an increase of 2 percent from first quarter 2008.

“Our first quarter results demonstrate our ability to react quickly to changes in market conditions,” commented Stephen R. Wilson, chairman and chief executive officer, CF Industries Holdings, Inc. “Despite slow domestic shipments during the quarter and high industry inventory levels in the North American supply chain, both our net sales and volumes were up when compared to the year-earlier quarter.  Realizing the difficult domestic market conditions early in the first quarter, we stepped up our actions to move product, particularly phosphate, into offshore markets.”

CF Industries leveraged its KEYTRADE AG partnership to export phosphate to Brazil and India, as well as to new markets such as Vietnam.

“Complicating matters throughout the industry were ongoing delays in customer purchasing decisions due to the rapid decline in wholesale prices, especially for phosphate.   As a result, many customers are taking a wait and see approach before making fertilizer commitments,” Wilson pointed out.

Below-capacity operating levels during much of the quarter at the company’s nitrogen and phosphate operations had negative fixed cost implications.

Nitrogen Fertilizer Segment

High industry-wide supply chain inventories and the usual seasonal uncertainty about the timing of the spring season led to flat volumes for the nitrogen segment during the quarter.  Higher average selling prices produced slightly higher net sales than in the year-earlier quarter.

Nitrogen net sales totaled $456.2 million, up 4 percent from $437.8 million in the 2008 first quarter.  Volume for the 2009 first quarter was 1.3 million tons, consistent with the year-earlier quarter.

Volumes for ammonia and urea were up 77 percent and 13 percent respectively compared to first quarter 2008, while volume for UAN was down 26 percent.

Gross margin for the nitrogen segment was $169.4 million, 14 percent lower than the $197.5 million in the 2008 first quarter.   Gross margin as a percent of sales, including the effect of the segment’s mark-to-market gains on derivatives, was 37 percent, down from 45 percent in the year-earlier quarter.

Average selling prices for ammonia and urea ammonium nitrate (UAN) solutions were modestly higher than in first quarter 2008 but down significantly compared to the fourth quarter of 2008.  For ammonia, the average selling price was $527 per ton, up from $428 in first quarter 2008 but down from $653 in 2008’s fourth quarter.  For UAN, the average selling price was $298 per ton, up from $285 in first quarter 2008 but down from $352 in fourth quarter 2008.

For urea, the average selling price was $365 per ton, down from $387 in the year-earlier quarter and also down from $480 in fourth quarter 2008.

CF Industries’ two nitrogen complexes operated at 81 percent of capacity in the first quarter.   The complexes were operating at approximately 91 percent of combined capacity going into the second quarter.

“We entered the first quarter with reduced nitrogen operating rates, due primarily to high inventory throughout the supply chain and resulting weaker demand.  Since then, we have increased operating rates in anticipation of a strong spring application season, especially for nitrogen,” Wilson explained.

Nitrogen sales under the company’s Forward Pricing Program (FPP) totaled 0.5 million tons during the quarter, representing 42 percent of nitrogen sales volume.  In the year-earlier quarter, FPP sales were 0.9 million tons, accounting for 75 percent of segment sales.

Phosphate Fertilizer Segment

Despite slow domestic demand for phosphate, the company increased segment sales volume by 12 percent in the quarter by increasing product movement into offshore markets.

The phosphate segment’s net sales were $224.4 million, a 2 percent decrease from first quarter 2008 levels.  Volume was 527,000 tons, with volume for diammonium phosphate (DAP) up 16 percent and for monoammonium phosphate (MAP) down 5 percent compared to the year-earlier quarter.  Domestic volume decreased substantially due to carryover inventory from the adverse weather conditions in the fall season.  However, during the quarter, CF Industries’ export volume more than doubled.

Cost of sales for the quarter reflected higher input costs compared to the first quarter of 2008.  A $24.3 million write-down of potash inventory was recognized in the phosphate segment in the first quarter due to a decline in market prices. CF Industries is currently marketing purchased potash for sales in the spring season.

Gross margin in the segment was negative $7.1 million, down from the positive $73.7 million result in first quarter 2008, reflecting the effect of the $24.3 million of inventory write-downs associated with declines in potash selling prices.  Segment gross margin on DAP and MAP was positive $18.5 million for the quarter, while potash gross margin was negative $25.6 million for the quarter.

Gross margin percentage was negative 3.2 percent of sales, compared to positive 32.1 percent in the year-earlier period.

Average selling prices for phosphate products were modestly lower than in first quarter 2008 but significantly lower than the fourth quarter of 2008.  For DAP, the average price was $418 per ton, down from both the $493 per ton in the year-earlier quarter and $906 per ton in fourth quarter 2008.  For MAP, the average selling price was $466 per ton, compared to $467 per ton in first quarter 2008 and $903 per ton in 2008’s fourth quarter.

The company’s Plant City, Florida Phosphate Complex operated at 75 percent of capacity during the first quarter.  The complex entered 2009 operating at approximately 40 percent of capacity, the result of weak demand and high supply chain inventories. The company increased to full production rates later in the quarter.

Phosphate sales under the company’s FPP totaled approximately 138,000 tons during the quarter, representing 26 percent of segment volume, down from 325,000 tons sold or 69 percent of segment volume in the first quarter of 2008.

“Our phosphate operations responded well to changing market dynamics during the quarter.  We entered the quarter with a high phosphate inventory and utilized our KEYTRADE relationship to ship volume to new international markets, relieving pressure on inventories and allowing us to bring production capacity back on line,” Wilson explained.

Other Operating Costs

Costs in the line titled “other operating-net” included proposed business combination costs and project development costs totaling $20.0 million.  The business combination costs totaled $16.1 million and are associated with CF Industries’ proposed business combination with Terra Industries Inc. and with the company’s evaluation of and response to Agrium Inc.’s proposed acquisition of CF Industries.  The project development costs totaled $3.9 million and are related to the company’s proposed nitrogen complex in Perú. There were no comparable items in the year-earlier quarter.

Liquidity and Financial Position

At March 31, 2009, the company’s cash, cash equivalents and short-term investments totaled approximately $839.0 million.  In addition, CF Industries held investments in illiquid auction rate securities at March 31, 2009 that were valued at $167.6 million, resulting in total cash and investments of more than $1.0 billion.  This compares to total investments in cash, cash equivalents, and auction rate securities at December 31, 2008 of $802.8 million.  At March 31, 2009, the company also had approximately $229 million of available credit under its credit facility with JP Morgan Chase.  There were no borrowings outstanding under the facility.

The net unrealized holding loss on the company’s auction rate securities increased by approximately $7.0 million in the first quarter due to a drop in the credit ratings of certain issuers, while $3.2 million of auction rate securities were redeemed by the issuers or sold at par value.

Dividend Payment

On April 21, 2009, the Board of Directors declared the regular quarterly dividend of $0.10 per common share.  The dividend will be paid on June 1, 2009 to stockholders of record on May 14, 2009.

Safety Performance

CF Industries experienced zero lost-time accidents (LTA) at its facilities during the first quarter. During the period, the company achieved several safety milestones, as the company’s Donaldsonville, Louisiana Nitrogen Complex reached 3.7 million safe work hours (nearly 6-1/2 years) without an LTA.  Its Medicine Hat, Alberta Nitrogen Complex marked 20 months without an LTA or a single reportable incident, a streak that unfortunately ended in April with a minor incident.  Further, the company’s St. Louis Warehouse achieved 10,000 consecutive days, or more than 27 years, without an LTA.

“We’re proud that the St. Louis Warehouse is our 12th distribution facility that has currently surpassed the 10,000 safe day milestone,” Wilson pointed out.

BusinessWeek Recognizes CF Industries’ Financial Performance

In March, BusinessWeek Magazine recognized CF Industries by including it in the “BusinessWeek 50,” noting that the company achieved the second-best financial performance of all companies in the Standard & Poor’s 500 Index over a 36-month period.  The ranking tracked growth, return on capital, and other factors.

Other Developments

CF Industries continues to make steady progress on its proposed nitrogen complex in Perú.  The company has commenced a front end engineering and design (FEED) study and has begun drilling core samples at the proposed site to evaluate geotechnical characteristics.  The FEED study is expected to be complete by year-end.  Thus far, capital cost trends associated with the project appear favorable.   CF Industries anticipates signing a natural gas contract for the proposed facility in the second quarter.

Outlook

“While industry-wide fertilizer demand was seasonally weak during the first quarter, we are optimistic that the U.S. Corn Belt will experience a strong spring planting season,” commented CF Industries’ Wilson.

According to the United States Department of Agriculture’s recent “Prospective Plantings Report,” issued at the end of March, farmers plan to plant 85 million acres of corn this spring, down only slightly from 2008.  CF Industries expects corn acreage to meet or exceed last year’s 86 million acres.  In either case, planted corn acreage would be one of the three largest totals in the United States since 1949.  Long-term growth in corn demand continues, as population growth and improving diets in developing countries continue to drive demand for coarse grains.

The expected corn acreage and coarse grain demand should produce strong spring sales for the company’s nitrogen products.

“For phosphate and potash, the stalemate continues between domestic distributors, who are trying to recoup high costs from fall carryover inventory, and farmers, who would like lower prices more in line with current wholesale market values.   As a result, domestic movement of these products remains slow,” added Wilson.

Unlike nitrogen, which requires application each year, phosphate and potash can be retained in the soil.  As a result, many U.S. farmers may opt to “mine the soil” and rely on current phosphate levels for the spring season.  However, given the difficult fall weather conditions in 2008 which prevented much fertilizer application, CF Industries believes that phosphate and potash demand could strengthen across the industry as spring planting progresses.

Input costs for fertilizer production – including sulfur and ammonia for phosphate and natural gas for nitrogen — have continued to fall well below 2008 levels, with positive margin implications.

“In addition, we have seen promising levels of ammonia movement to date and, weather permitting, we anticipate a strong spring ammonia season,” Wilson noted.

“Looking ahead, the fundamentals that drive our industry remain strong.  Once we overcome near-term challenges, and providing the weather cooperates, we believe the underlying demand for coarse grain around the world and increasing demand for biofuels in the U.S. will continue to drive demand for higher crop yields, resulting in long-term growth for our industry,” Wilson added.

FPP Update and Forward Natural Gas Position

As of April 21, 2009, FPP bookings for the remainder of 2009 stood at 0.9 million tons, compared to 3.7 million tons at a similar point last year.

CF Industries’ forward natural gas positions as of March 31, 2009, primarily related to orders booked under its FPP, cover approximately 26 percent of nitrogen capacity through June of 2009 and a nominal volume thereafter through December of 2010.  As noted earlier, the company’s two nitrogen complexes entered the second quarter 2009 operating at approximately 91 percent of combined capacity.

Conference Call

CF Industries will hold a conference call to discuss first quarter results at 10:00 ET on Friday, April 24, 2009.  Investors can access the call through the Investor Relations section of the company’s Web site (www.cfindustries.com), as well as find call-in information there.

About CF Industries Holdings, Inc.

CF Industries Holdings, Inc., headquartered in Deerfield, Illinois, is the holding company for the operations of CF Industries, Inc. CF Industries, Inc. is a major producer and distributor of nitrogen and phosphate fertilizer products. CF Industries operates world-scale nitrogen fertilizer plants in Donaldsonville, Louisiana and Medicine Hat, Alberta, Canada; conducts phosphate mining and manufacturing operations in Central Florida; and distributes fertilizer products through a system of terminals, warehouses, and associated transportation equipment located primarily in the Midwestern United States.  The company also owns a 50 percent interest in KEYTRADE AG, a global fertilizer trading organization headquartered near Zurich, Switzerland.  Additional information about the company and its performance can be found on its Web site at www.cfindustries.com.

Note Regarding Statement of Financial Accounting Standards No. 160

During the quarter, the company adopted Statement of Financial Accounting Standards No. 160, which requires that earnings attributable to noncontrolling interest (formerly known as “minority interest”) be subtracted from consolidated net earnings to arrive at net earnings attributable to common stockholders, rather than as a deduction to arrive at pretax earnings.  The new requirement has also been applied to prior year results for comparative purposes.

Note Regarding Non-GAAP Financial Measures

The company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP).  Management believes that certain non-GAAP financial measures provide additional meaningful information regarding the company’s performance, liquidity, financial strength, and capital structure.  The non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company’s reported results prepared in accordance with GAAP.  In addition, because not all companies use identical calculations, the non-GAAP financial measures included in this financial results release may not be comparable to similarly titled measures of other companies.  Reconciliations of the non-GAAP financial measures to GAAP are provided in tables accompanying this release.

Safe Harbor Statement

Certain statements contained in this release may constitute “forward-looking statements” within the meaning of federal securities laws. All statements in this presentation, other than those relating to historical information or current condition, are forward-looking statements. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such statements.

These risks and uncertainties include: the relatively expensive and volatile cost of North American natural gas; the cyclical nature of our business and the agricultural sector; changes in global fertilizer supply and demand and its impact on the selling price of our products; the nature of our products as global commodities; intense global competition in the consolidating markets in which we operate; conditions in the U.S. agricultural industry; weather conditions; our inability to accurately predict seasonal demand for our products; the concentration of our sales with certain large customers; the impact of changing market conditions on our forward pricing program; the reliance of our operations on a limited number of key facilities; the significant risks and hazards against which we may not be fully insured; reliance on third party transportation providers; unanticipated adverse consequences related to the expansion of our business; our inability to expand our business, including the significant resources that could be required; potential liabilities and expenditures related to environmental and health and safety laws and regulations; our inability to obtain or maintain required permits and governmental approvals or to meet financial assurance requirements; acts of terrorism; difficulties in securing the supply and delivery of raw materials we use and increases in their costs; losses on our investments in securities; loss of key members of management and professional staff; the international credit crisis and global recession; the credit and economic crisis which could expose us to credit losses from counterparties; and the other risks and uncertainties included from time to time in our filings with the Securities and Exchange Commission. Except as required by law, we undertake no obligation to update or revise any forward-looking statements.

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

RESULTS OF OPERATIONS

	Three months ended March 31,
	2009	2008
	(in millions, except per share amounts)
Net sales	$680.6	$667.3
Cost of sales	518.3	396.1
Gross margin	162.3	271.2
Selling, general and administrative	15.4	18.2
Other operating - net	23.2	1.4
Operating earnings	123.7	251.6
Interest income - net	(0.9)	(8.1)
Other non-operating - net	(0.3)	(2.7)
Earnings before income taxes and equity in earnings (loss) of unconsolidated affiliates	124.9	262.4
Income tax provision	41.2	86.8
Equity in earnings (loss) of unconsolidated affiliates - net of taxes	(0.7)	1.7
Net earnings	83.0	177.3
Less: Net earnings attributable to noncontrolling interest	20.3	18.5
Net earnings attributable to common stockholders	$62.7	$158.8

Net earnings per share attributable to common stockholders
Basic	$1.29	$2.82
Diluted	$1.28	$2.76

Weighted average common shares outstanding
Basic	48.4	56.3
Diluted	49.1	57.5

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

SUMMARIZED BALANCE SHEETS

	March 31,	December 31,	March 31,
	2009	2008	2008
		(in millions)
Assets
Current assets:
Cash and cash equivalents	$803.8	$625.0	$852.0
Short-term investments	35.2	—	—
Accounts receivable	185.4	175.1	154.2
Inventories - net	460.1	588.6	444.5
Prepaid income taxes	—	26.3	—
Assets held for sale	—	—	0.6
Other	10.5	18.2	65.2
Total current assets	1,495.0	1,433.2	1,516.5
Property, plant and equipment - net	706.4	661.9	636.4
Deferred income taxes	18.3	—	—
Goodwill	0.9	0.9	0.9
Asset retirement obligation escrow account	36.4	28.8	28.3
Investments in and advances to unconsolidated affiliates	44.0	44.8	45.2
Investments in auction rate securities	167.6	177.8	259.9
Other assets	37.5	40.2	43.4

Total assets	$2,506.1	$2,387.6	$2,530.6

Liabilities
Current liabilities:
Accounts payable and accrued expenses	$192.0	$207.9	$254.3
Income taxes payable	16.4	14.1	64.5
Customer advances	434.6	347.8	553.8
Notes payable	3.9	4.1	—
Deferred income taxes	79.1	52.1	56.2
Distributions payable to noncontrolling interest	102.5	106.0	56.1
Other	37.4	86.1	1.0
Total current liabilities	865.9	818.1	985.9
Notes payable	—	—	4.8
Deferred income taxes	—	6.2	17.9
Other noncurrent liabilities	215.6	212.6	144.4
Equity
Stockholders’ equity	1,392.7	1,338.1	1,342.9
Noncontrolling interest	31.9	12.6	34.7
Total equity	1,424.6	1,350.7	1,377.6

Total liabilities and equity	$2,506.1	$2,387.6	$2,530.6

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

STATEMENTS OF CASH FLOWS

	Three months ended March 31,
	2009	2008
	(in millions)
Operating Activities:
Net earnings attributable to common stockholders	$62.7	$158.8
Adjustments to reconcile net earnings to net cash provided by operating activities
Noncontrolling interest	20.3	18.5
Depreciation, depletion and amortization	21.9	25.8
Deferred income taxes	5.3	14.4
Stock compensation expense	1.4	2.3
Excess tax benefit from stock-based compensation	(0.1)	(4.7)
Unrealized gain on derivatives	(48.6)	(69.6)
Inventory valuation allowance	(6.0)	—
Loss (gain) on disposal of property, plant and equipment	1.7	—
Equity in loss (earnings) of unconsolidated affiliates - net of taxes	0.7	(1.7)
Changes in:
Accounts receivable	(13.8)	(7.3)
Margin deposits	11.3	(0.9)
Inventories	134.0	(213.3)
Prepaid product and expenses	1.6	19.3
Accrued income taxes	28.8	67.0
Accounts payable and accrued expenses	(15.2)	44.7
Product exchanges - net	(5.3)	(4.1)
Customer advances - net	86.8	248.0
Other - net	4.8	—
Net cash provided by operating activities	292.3	297.2
Investing Activities:
Additions to property, plant and equipment	(71.9)	(34.0)
Proceeds from the sale of property, plant and equipment	2.8	0.1
Purchases of investment securities	(35.2)	(116.0)
Sales and maturities of investment securities	3.2	342.0
Deposit to asset retirement obligation escrow account	(7.5)	(6.2)
Other - net	—	1.2
Net cash provided by (used in) investing activities	(108.6)	187.1
Financing Activities:
Dividends paid on common stock	(4.8)	(5.6)
Issuances of common stock under employee stock plans	0.2	2.1
Excess tax benefit from stock-based compensation	0.1	4.7
Net cash provided by (used in) financing activities	(4.5)	1.2
Effect of exchange rate changes on cash and cash equivalents	(0.4)	—
Increase in cash and cash equivalents	178.8	485.5
Cash and cash equivalents at beginning of period	625.0	366.5
Cash and cash equivalents at end of period	$803.8	$852.0

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

NITROGEN SEGMENT DATA

	Three months ended
	2009	2008
	(in millions, except as noted)
Net sales	$456.2	$437.8
Cost of sales	286.8	240.3
Gross margin	$169.4	$197.5

Gross margin percentage	37.1%	45.1%

Tons of product sold (in thousands)	1,265	1,266

Sales volumes by product (tons in thousands)
Ammonia	133	75
Urea	733	650
UAN	397	539
Other nitrogen fertilizers	2	2

Average selling prices (dollars per ton)
Ammonia	$527	$428
Urea	365	387
UAN	298	285

Cost of natural gas (dollars per MMBtu) (1)
Donaldsonville	$8.09	$8.42
Medicine Hat	5.99	7.68

Average daily market price of natural gas (dollars per MMBtu)
Henry Hub (Louisiana)	$4.58	$8.58
AECO (Alberta)	4.02	7.84

Depreciation and amortization	$13.0	$14.4
Capital expenditures	$55.7	$11.0

Production volume by product (tons in thousands)
Ammonia (2) (3)	677	825
Granular urea (2)	613	602
UAN (28%)	485	682

(1) Includes gas purchases and realized gains and losses on gas derivatives.

(2) Total production at Donaldsonville and Medicine Hat, including the 34% interest of Viterra, the noncontrolling interest holder of Canadian Fertilizers Limited.

(3) Gross ammonia production, including amounts subsequently upgraded on-site into urea and/or UAN.

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

PHOSPHATE SEGMENT DATA

	Three months ended March 31,
	2009	2008
	(in millions, except as noted)
Net sales	$224.4	$229.5
Cost of sales	231.5	155.8
Gross margin	$(7.1)	$73.7

Gross margin percentage	(3.2)%	32.1%

Gross margin by product
DAP/MAP	$18.5	$73.7
Potash	(25.6)	—

Gross margin percentage by product
DAP/MAP	8.3%	32.1%

Tons of product sold (in thousands)	527	470

Sales volumes by product (tons in thousands)
DAP	445	384
MAP	82	86

Domestic vs. export sales (tons in thousands)
Domestic	340	389
Export	187	81

Average selling prices (dollars per ton)
DAP	$418	$493
MAP	466	467

Depreciation, depletion, and amortization	$8.3	$10.5
Capital expenditures	$15.8	$22.3

Production volume by product (tons in thousands)

Hardee Phosphate Rock Mine
Phosphate rock	568	906

Plant City Phosphate Fertilizer Complex
Sulfuric Acid	489	604
Phosphoric acid as P2O5 (1)	197	243
DAP/MAP	390	473

(1) P2O5 is the basic measure of the nutrient content in phosphate fertilizer products.

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

RECONCILIATION OF NON-GAAP DISCLOSURE ITEMS

Reconciliation of net earnings to EBITDA:

	Three months ended March 31,
	2009	2008
	(in millions)
Net earnings attributable to common stockholders	$62.7	$158.8
Interest income - net	(0.9)	(8.1)
Income tax provision	41.2	86.8
Depreciation, depletion and amortization	21.9	25.8
Less: Loan fee amortization (1)	(0.1)	(0.1)

EBITDA	$124.8	$263.2

(1) To adjust for amount included in both interest and amortization.

EBITDA is defined as net earnings (loss) attributable to common stockholders plus interest expense (income)—net, income tax provision (benefit) and depreciation, depletion and amortization.  We have presented EBITDA because management uses the measure to track performance and believes that it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry.  We regularly evaluate our performance as compared to other companies in our industry that have different financing and capital structures and/or tax rates by using EBITDA.

Reconciliation of debt to net debt (net cash):

		March 31,	December 31,	March 31,
		2009	2008	2008
		(in millions)
Total debt		$3.9	$4.1	$4.8
Less: cash, cash equivalents and short-term investments		839.0	625.0	852.0
Plus: customer advances		434.6	347.8	553.8

Net debt (net cash)		$(400.5)	$(273.1)	$(293.4)

Net debt (net cash) is defined as total debt minus cash, cash equivalents and short-term investments, plus customer advances.  We include customer advances in this calculation to reflect the liability associated with our obligations to supply fertilizer in the future, which offsets cash received in the form of customer advances.  Net debt (net cash) does not include Canadian Fertilizers Limited’s distributions of earnings to its noncontrolling interest holder.  We use net debt (net cash) in the evaluation of our capital structure. Our noncurrent investments in auction rate securities are not included in the calculation of net debt (net cash).